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                                                               Exhibit 23.3


                       INDEPENDENT AUDITORS' CONSENT


   We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-85152 of United States Steel Corporation on Form S-4 of our report dated March 28, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the uncertainties about the consequences of the bankruptcy proceedings and the ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Republic Technologies International Holdings, LLC for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.




/s/ Deloitte & Touche llp


Cleveland, Ohio


June 28, 2002


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